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                                 PRESS RELEASE

     Tulsa, Oklahoma - May 3, 2001 - Lowrance Electronics, Inc. (Nasdaq: LEIX) today announced that it has received written notification from Cobra Electronics Corporation that Cobra has terminated its tender offer for all of the outstanding shares of common stock of Lowrance Electronics.

     Darrell Lowrance, President and Chief Executive Officer of the Company, commented "While we are disappointed with Cobra's decision not to proceed with the merger, we do not believe there has been a material adverse change in our business and we remain confident in our financial condition and our products. Specifically, as previously reported, our sales for the first six months of fiscal year 2001 increased 3% compared to the first six months of fiscal year 2000 and our net income increased to $0.17 per diluted share for the first six months of fiscal year 2001 compared with a net loss of $0.08 per diluted share in the first six months of fiscal year 2000. Further, we believe our sales results for the nine months ended April 30, 2001 will be approximately the same as the nine months ended April 30, 2000.

     "While we wish Cobra well, we look forward to focusing on our core business, which includes the shipment of several new products. Our new and award winning products continue to generate strong, positive responses in the market, and our pipeline of new products has never been stronger."

     Lowrance Electronics Inc. designs and manufactures SONAR products and orbital satellite receivers, plotters and mapping systems using the global positioning system (GPS) under the brand names "Lowrance" and "Eagle" Electronics. These products are used primarily for sport fishing, hunting, recreational boating and other outdoor applications, as well as in general aviation.

     This news release contains "forward-looking statements" concerning the company's projected financial performance for fiscal 2001 as allowed in the Private Securities Litigation Reform Act of 1995. The company believes that these statements are based on reasonable assumptions; however, no assurances can be given that the projected results will be achieved. Unforeseen production delays due to raw materials shortages or other factors that are discussed in the company's Securities and Exchange Commission filings could have a material adverse effect on the company's performance.